EX99.1

Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000 mww@chyron.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

CHYRON REPORTS IMPROVED RESULTS AND PROFITABLE

FIRST QUARTER 2003

MELVILLE, N.Y. - MAY 14, 2003--Chyron Corporation (OTCBB: CYRO) today announced improved financial results for the first quarter ended March 31, 2003.

Total revenue for the first quarter ended March 31, 2003 was $10.9 million, an increase of $0.8 million or 8%, as compared to $10.1 million for the same quarter last year, and an increase of $0.5 million or 5% over fourth quarter 2002 revenue of $10.4 million.

The Company reported a net profit for the quarter of $85 thousand, or $0.00 per share on a rounded basis, as compared to a net loss of $0.8 million, or $0.02 per share, for the first quarter, 2002. The Company had a net loss of $0.3 million, or $0.01 per share, for the fourth quarter, 2002. Included in the first quarter 2003 net profit was a foreign exchange loss of $0.1 million as compared to a $0.1 million exchange loss in the first quarter of 2002 and a $0.2 million foreign exchange gain in the fourth quarter of 2002. The first quarter of 2003 also included a $0.2 million loss on the write down of a marketable security and the fourth quarter of 2002 included a gain on sale of land of $0.5 million.

Operating profit for the first quarter of 2003 was $0.9 million, as compared to an operating loss of $0.1 million for the first quarter of 2002 and an operating loss of $0.5 million for the fourth quarter of 2002. Higher revenues and gross margins, and lower operating expenses, all contributed to the increased operating profit in the first quarter of 2003.

The Company generated cash of $0.9 million from operating activities, and used cash of $0.1 million for acquisitions of property and equipment and $0.3 million for repayment of debt, resulting in a net increase of $0.5 million in cash for the first quarter of 2003. As a result, the Company's balance of cash, cash equivalents and restricted cash, increased from $2.2 million at the beginning of the year to $2.7 million at the end of the first quarter.

On a divisional basis, first quarter revenue for the graphics division was $5.3 million, as compared to $4.8 million for the same quarter last year and $5.6 million for the fourth quarter 2002. First quarter revenue for the signal distribution and automation division was $5.6 million, as compared to $5.3 million for the same quarter last year and $4.9 million for the fourth quarter of 2002.

Michael Wellesley-Wesley, Chyron President and C.E.O. commented: "Our first quarter results represent a further significant step along the road that marks the turnaround in Chyron's fortunes. We are just beginning to experience the full impact of the cost saving measures introduced in 2002, and our new products, systems solutions and marketing initiatives are being met with an increasing demand for products from our Broadcast and Studio customers. This is the first time that Chyron has reported a net profit in 17 quarters and represents a base on which to build in 2003 and beyond. Rebuilding shareholder value continues to be our top priority."

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, dependence on the emerging digital market and the industry's transition to DTV and HDTV, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin Board as a trading platform, expansion into new markets and the Company's ability to successfully implement its strategic alliance strategy.

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Serving the television industry for three decades, Chyron Corporation (OTCBB: CYRO) has established itself as a leading innovator in the development of television graphics and distribution systems, including products to meet the demands of digital and interactive television. Chyron provides a broad range of leading-edge hardware and software products, including on and off-line content creation software, character generators, clip and still store products, signal distribution systems, master control switchers, broadcast automation and media management. For more information about Chyron products and services, please visit the company web site at www.chyron.com.

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- Tables Follow -

CHYRON CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands except per share data)

	Three Months Ended
	March 31,
	2003	2002

Net sales	$10,904	$10,068
Gross profit	6,219	5,538
Operating expenses:
Selling, general & administrative	4,248	4,615
Research & development	1,060	1,054
Total operating expenses	5,308	5,669
Operating income (loss)	911	(131)
Interest and other expense, net	826	689
Net profit (loss)	$ 85	$(820)

Income (loss) per common share - basic and diluted	$.00	$(.02)

Weighted average number of common
and common equivalent shares
outstanding (thousands)
Basic	39,577	39,564
Diluted	39,582	39,564

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31,	December 31,
	2003	2002
Assets:
Cash and cash equivalents	$1,705	$1,217
Restricted cash	1,000	1,000
Accounts receivable, net	7,209	6,827
Inventories, net	8,110	8,668
Other current assets	920	712
Total current assets	18,944	18,424
Non-current assets	9,133	9,563
Total assets	$28,077	$27,987
Liabilities and shareholders' deficit:
Current liabilities	$15,414	$15,885
Non-current liabilities	14,678	14,465
Total liabilities	30,092	30,350
Shareholders' deficit	(2,015)	(2,363)
Total liabilities and shareholders'
deficit	$28,077	$27,987